Exhibit 99.(d)(6)

LOCK-UP AGREEMENT

THIS AGREEMENT is made as of the 10th day of June, 2007.

BETWEEN:

THE HOLDER OF SECURITIES OF PERU COPPER INC.
IDENTIFIED ON THE EXECUTION PAGE HEREOF

(the “Shareholder”)

AND:

ALUMINUM CORPORATION OF CHINA, a corporation
existing under the laws of the People’s Republic of China.

(the “Offeror”)

WHEREAS:

A.                      The Shareholder is the beneficial owner of shares and other securities of Peru Copper Inc. (the “Company”), as more particularly described herein;

B.                        The Shareholder understands that the Offeror and the Company are, concurrently with the execution and delivery of this Agreement, executing and delivering the Support Agreement providing for the Offer to be made by the Offeror to acquire all of the outstanding Shares of the Company;

C.                        This Agreement sets out the terms and conditions of the agreement of the Shareholder

(i)                       to support the Offer;

(ii)                    to tender or cause to be tendered to the Offer any Shares owned or under the control of the Shareholder; and

(iii)                 to abide by the other restrictions and covenants set forth herein; and

D.                       The Shareholder acknowledges that (i) the Offeror would not enter into the Support Agreement but for the execution and delivery of this Agreement by the Shareholder, (ii) it is a condition of the Offeror’s obligation under the Support Agreement to make the Offer that the Shareholder enter into this Agreement with the Offeror, and (iii) in entering into this Agreement, the Shareholder acknowledges that it is not and should not be considered to be acting jointly and in concert with the Offeror in making the Offer.

NOW THEREFORE this Agreement witnesses that, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1
INTERPRETATION

1.1                  Definitions In this Agreement

(a)                    “affiliate” has the meaning ascribed to that term in the Canada Business Corporations Act;

(b)                   “Agreement,” “this Agreement,” “herein,” “hereto,” and “hereof” and similar expressions refer to this Agreement as the same, may be amended or supplemented from time to time and, where applicable, to the appropriate Schedules to this Agreement;

(c)                    “Alternative Transaction” means: (i) any acquisition, merger, arrangement, amalgamation, share exchange, take-over bid, business combination, reorganization, recapitalization, consolidation, issuer bid, liquidation, dissolution or winding-up in respect of or involving, directly or indirectly, the Company or any of its Subsidiaries (other than in conjunction with a pre-acquisition reorganization as defined in the Support Agreement); (ii) any sale, acquisition, license, strategic alliance, joint venture, farm-in, earn-in, lease, supply agreement or other arrangement of or involving a material amount of assets of the Company or any of its subsidiaries; (iii) any transaction agreed to by the Company that would result in any Person acquiring any securities of any of the subsidiaries of the Company or 20% or more of the outstanding voting securities or other equity interests of the Company; (iv) any similar business combination or transaction of or involving the Company or any of its Subsidiaries, other than with the Offeror or its affiliates; or (v) any proposal or offer to do, or public announcement of an intention to do, any of the foregoing with or from any Person, other than the Offeror or its affiliates.

(d)                   “Board of Directors” means the directors of the Company;

(e)                    “Business Day” means any day excepting a Saturday, Sunday or statutory holiday in Vancouver, British Columbia and Toronto, Ontario;

(f)                      “Encumbrances” means any pledge, lien, priority, security interest, lease, license, title retention agreement, restriction, easement, right-of-way, right of first refusal, title defect, option, adverse claim or encumbrance of any kind or character whatsoever;

(g)                   “Expiry Time” means the Initial Expiry Time or the time at which the Offeror, in its sole discretion, extends or further extends the period during which Shares may be deposited under the Offer;

(h)                   “Government Authority” means (i) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, commissioner, council, board, bureau or agent, domestic or foreign; (ii) any subdivision agent, commission, commissioner, board or authority of any of the foregoing; (iii) any self-regulatory authority, including the Toronto Stock Exchange, American Stock Exchange and the Lima Stock Exchange; or (iv) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

(i)                       “Initial Expiry Time” means the time at which the Offer initially expires, being 5:00 p.m. (Vancouver time) on the 36th day after the date of the bid made pursuant to the Support Agreement, as determined under the Securities Act, (British Columbia);

(j)                       “Laws” means all laws (including common law), theatres, conventions, by-laws, statutes, rules, regulations, principles of law, orders, ordinances, judgments, decrees, injunctions, notes, certificates or other requirements, whether domestic or foreign, supranational, national, provincial, state, municipal or local and the terms and conditions of any grant of approval, permission authority or license of any Government Authority and the term “applicable” with respect to such Laws and in a context that refers to one or more Persons, means such Laws as are applicable to such Person or its business, undertaking, property or securities and emanate from a Person having jurisdiction over the Person, or Persons or its or their business, undertaking, property or securities;

(k)                    “Offer” means a take-over bid by way of formal take-over bid circular to acquire all the issued and outstanding Shares (other than those owned directly or indirectly by the Offeror), including Shares issuable Upon exercise of any Options outstanding on the date of the Support Agreement, at a price per Share of Cdn. $6.60 in cash, the conditions of which are set out in Schedule 2.1 attached hereto. For greater certainty, the definition “Offer” shall include any amendments to, or extensions of, the Offer made in accordance with the terms of the Support Agreement, including, removing or waiving any condition or extending the date by which Shares may be deposited;

(l)                       “Offeror” means the Aluminum Corporation of China , together with its permitted assigns pursuant to this Agreement;

(m)                 “Options” means all Shares issuable on the exercise of outstanding stock options;

(n)                   “Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, corporation, limited liability company, unlimited liability company, governmental, regulatory or court authority, and a natural person in such person’s capacity as trustee, executor, administrator or other legal representative;

(o)                   “Shares” means all the issued and outstanding common shares of the Company;

(p)                   “Shareholder’s Option Shares” means all Shares acquired upon the exercise or settlement of any options, warrants, rights or other securities held or controlled by the Shareholder which are exercisable or convertible or exchangeable for Shares;

(q)                   “Shareholder’s Owned Shares” means all Shares (i) owned by the Shareholder or over which the Shareholder may exercise control or direction on or before the Expiry Time, or (ii) acquired in lieu of or in replacement or substitution for any such Shares;

(r)                      “Shareholder’s Shares” means Shareholder’s Owned Shares and Shareholder’s Option Share; and

(s)                    “Support Agreement” means the support agreement dated the date hereof between the Offeror and the Company, a true copy of which has been delivered to the Shareholder simultaneously with this Agreement being entered into.

1.2                  Schedules

The following Schedule attached hereto constitutes an integral part of this Agreement:

Schedule 2.1 — Terms and Conditions of the Offer

Schedule 4.1(b) — Ownership of Shares

ARTICLE 2
COVENANTS OF THE OFFEROR

2.1                  Offeror to Make Offer

The Offeror shall make or cause the Offer to be made on the terms and conditions set forth in Schedule 2.1 – Terms and Conditions of the Offer. In the event that another entity makes the Offer in accordance with terms of the Support Agreement or becomes entitled to the benefit of this Agreement by way of assignment from the Offeror of the rights and benefits of the Support Agreement, the Offeror shall cause such other entity to become a party to or to be bound by this Agreement and the Shareholder shall be deemed to have consented to such entity becoming an additional party to or be bound by this Agreement, upon which such other entity shall become entitled to exercise all of the rights of the Offeror and subject to all of the obligations of the Offeror under this Agreement, provided however that the Offeror shall continue to be jointly and severally liable for all such obligations.

2.2                  Changes to Offer

The Offeror shall not, without the prior written consent of the Shareholder: (i) increase the Minimum Condition described in Schedule 2.1 – Terms and Conditions of the Offer; (ii) decrease the consideration per Share; (iii) change the form of consideration payable under the Offer (other than to increase the total consideration and/or add additional consideration or consideration alternatives); (iv) decrease the number of Shares in respect of which the Offer is made, or (v) impose additional conditions to the Offer or otherwise materially vary the Offer (or any terms or conditions thereof) in either case, in a manner which is materially adverse to the Shareholder.

ARTICLE 3
COVENANTS OF THE SHAREHOLDERS

3.1                  General

The Shareholder hereby covenants and irrevocably agrees in favour of the Offeror that, from the date hereof until the termination of this Agreement in accordance with Article 5, except as permitted by this Agreement, the Shareholder shall:

(a)                    not, directly or indirectly, solicit, initiate, encourage or engage in discussions regarding any Alternative Transaction, provided, however, that nothing contained in this section or other provisions of this agreement shall prevent the Shareholder or a nominee of the Shareholder, if a director of the Company, from engaging in deliberations as a member of the Board of Directors in respect of an unsolicited bona fide Alternative Transaction under the terms and conditions set out in the Support Agreement;

(b)                   not option, sell, transfer, dispose of, gift, grant or permit any Encumbrance over or in respect of the Shareholder’s Shares, hypothecate or otherwise convey or enter into any securities loan, forward sale, repurchase agreement or other monetization transaction with respect to any of the Shareholder’s Shares, or any right or interest therein (legal or equitable), to any Person or group or agree to do any of the foregoing;

(c)                    not grant or agree to grant any proxy, power of attorney or other right to vote the Shareholder’s Shares, or enter into any voting agreement, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approval of any kind with respect to any of the Shareholder’s Shares;

(d)                   not take any other action of any kind, directly or indirectly, which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of the Offer and the other transactions contemplated by this Agreement;

(e)                    not vote or cause to be voted any of the Shareholder’s Shares in respect of any proposed action by the Company or its shareholders or affiliates or any other Person in a manner which might reasonably be regarded as likely to prevent or delay the successful completion of the Offer or the other transactions contemplated by the Support Agreement and this Agreement;

(f)                      not purchase or enter into any agreement or option or right to purchase any additional Shares or any other securities of the Company from and including the date hereof until the termination of this Agreement other than upon the exercise or settlement of any options, warrants, or rights or convertible or exchangeable securities listed on Schedule 4. l(b) hereof;

(g)                   upon the Offeror taking up and paying for the Shares tendered by the Shareholder, upon the written request of the Offeror, the Shareholder or any nominee or representative of the Shareholder who acts as a director of the Company or any of its Subsidiaries, resign in an orderly manner and to assist with the appointment of such person or persons identified by the Offeror as a substitute director of the Company provided that the Offeror shall provide such nominee or representative of the Shareholder with an appropriate form of release; and

(h)                   except as required by applicable Laws, prior to the public announcement by the Offeror of the intention to make the Offer, not disclose to any Person (other than the Company and the Shareholder’s financial advisor and legal advisors) the existence or the terms and conditions of this Agreement including but not limited to the terms set out in Schedule 2.1 hereof, or the possibility of the Offeror making the Offer or any terms or conditions or other information concerning the Offer.

3.2                  Deposit of the Shareholder’s Owned Shares under the Offer

Subject to Section 3.3, the Shareholder hereby agrees with the Offeror that it will, as soon as practicable and in any event on or before the fifth Business Day prior to the Expiry Time, cause all of the Shareholder’s Owned Shares to be validly tendered in acceptance of the Offer together with the letter of transmittal or, if applicable, notice of guaranteed delivery, and any other documents required in accordance with the Offer, and will not withdraw the Shareholder’s Owned Shares from the Offer except as expressly otherwise permitted under this Agreement.

3.3      Exercise of Options and Other Rights

The Shareholder agrees to give notice of or enter into such agreements as may be necessary to cause the exercise of any options, warrants, rights or other securities held or controlled by the Shareholder which are exercisable or convertible into or exchangeable for Shares, effective immediately prior to the Expiry Time, and to tender such Shareholder’s Option Shares in acceptance of the Offer, provided that such exercise and tendering shall be conditional upon the Offeror’s confirmation of its intention to take-up the Shares tendered into the Offer. The Offeror has agreed with the Company to permit the Company to amend the Company’s option plan and any applicable option agreements to permit the exercise of such options on a cashless basis or to otherwise facilitate the payment or settlement of the exercise price thereunder and the tender of the Shareholder’s Option Shares on a guaranteed delivery basis.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1                  Representations and Warranties of the Shareholder

The Shareholder hereby represents and warrants to and covenants with the Offeror as follows, and acknowledges that the Offeror is relying upon such representations, warranties and covenants in entering into this Agreement:

(a)                    Capacity and Authorization. The Shareholder has all necessary power, authority, capacity and right to enter into this Agreement and to carry out each of its obligations under this Agreement. This Agreement has been duly executed and delivered by the Shareholder and constitutes a legal, valid and binding obligation of the Shareholder enforceable against it in accordance with its terms, subject to bankruptcy and insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(b)                   Ownership of Shares and Other Securities. The Shareholder is the beneficial owner of or has control and direction over the Shareholder’s Owned Shares and will be immediately prior to the Effective Time be the beneficial owner of or have control or direction over the Shareholder’s Shares shown in Schedule 4. l(b) - Ownership of Shares, with good and marketable title thereto, free and clear of all Encumbrances and upon take-up of and payment for the Shareholder’s Shares, the Shareholder will have conveyed to the Offeror good and marketable title to the Shareholder’s Shares, free and clear of any Encumbrances.

(c)                    No Conflicts. None of the execution and delivery of this Agreement by the Shareholder, the consummation by the Shareholder of the transactions contemplated hereby nor compliance by the Shareholder with any of the provisions hereof will violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, any of the terms, conditions or provisions of: (i) the certificate of incorporation, certificate of limited partnership, Articles or by-laws or other constating documents of the Shareholder, if any, or (ii) any material contract to which the Shareholder is a party; or (iii) violate any judgment, ruling, order, writ, injunction, award, decree, statute, ordinance, rule or regulation applicable to the Shareholder.

(d)                   No Agreements. No Person has any agreement, option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition or transfer of any of the Shareholder’s Shares, or any interest therein or right thereto, except pursuant to this Agreement.

(e)                    Voting. None of the Shareholder’s Shares is subject to any proxy, power of attorney, voting agreement, voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind.

(f)                      Consents. No consent, waiver, approval, authorization, exemption, registration, licence or declaration of or by, or filing with, or notification to any Government Authority which has not been made or obtained is required to be made or obtained by the Shareholder in connection with (i) the execution and delivery by the Shareholder of this Agreement, or (ii) the consummation of any transactions by the Shareholder provided for herein, except for, in either case, the filing of insider trading reports under applicable securities legislation.

(g)                   Legal Proceedings. There are no legal proceedings in progress or pending before any Government Authority or threatened against the Shareholder that would adversely affect in any manner the ability of the Shareholder to enter into this Agreement and to perform its respective obligations hereunder or the title of the Shareholder to any of the Shareholder’s Shares and there is no judgment, decree or order against the Shareholder that would adversely affect in any manner the ability of the Shareholder to enter into this Agreement or to perform its respective obligations hereunder.

The representations and warranties of the Shareholder set forth in this Section 4.1 shall survive the completion of the purchase by the Offeror of the Shareholder’s Shares and despite such completion, shall continue in full force and effect for the benefit of the Offeror for a period of one (1) year.

4.2                  Representations and Warranties of the Offeror

The Offeror hereby represents and warrants to the Shareholder that:

(a)                    Incorporation. The Offeror is a corporation duly incorporated and is validly existing as a corporation in good standing under the laws of the People’s Republic of China.

(b)                   Power and Authority. The Offeror has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. This Agreement has been duly executed and delivered by the Offeror and constitutes the legal, valid and binding obligation of the Offeror enforceable against it in accordance with its terms, subject to bankruptcy and insolvency and other laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may only be granted in the discretion of a court of competent jurisdiction.

(c)                    No Conflicts. None of the execution and delivery of this Agreement by the Offeror, the consummation by the Offeror of the transactions contemplated hereby nor compliance by the Offeror with any of the provisions hereof will violate, conflict with, or result in a breach of any provision of, require any consent, approval or notice under, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) or result in a right of termination or acceleration under, any of the terms, conditions or provisions of: (i) the certificate of incorporation or by-laws of the Offeror; or (ii) any material contract to which the Offeror or any of its Subsidiaries is a party; or (iii) subject to compliance with applicable Laws, violate any judgment, ruling, order, writ, injunction, award, decree, statute, ordinance, rule or regulation applicable to the Offeror or any of its Subsidiaries.

(d)                   Consents. No consent, approval or authorization of or declaration or filing with, or notice to, any Government Authority which has not been received or made is required by the Offeror in connection with the execution and delivery of this Agreement by the Offeror, except as provided in the Support Agreement.

The representations and warranties of the Offeror set forth in this Section 4.2 shall survive the completion of the purchase by the Offeror of the Shareholder’s Shares and despite such completion, shall continue in full force and effect for the benefit of the Shareholder for a period of one (1) year.

ARTICLE 5
TERMINATION

5.1                  Termination by the Offeror

The Offeror, when not in material default in the performance of its obligations under this Agreement or the Support Agreement, may, without prejudice to any of its rights hereunder and in its sole discretion, terminate this Agreement by written notice to the Shareholder if:

(a)                    the Support Agreement is terminated in accordance with its terms;

(b)                   any of the representations and warranties of the Shareholder under this Agreement shall not be true and correct in all material respects, where such inaccuracy is reasonably likely to prevent or materially delay consummation of the Offer; or

(c)                    the Shareholder shall not have complied in all material respects with its respective obligations to the Offeror herein, where such non-compliance is reasonably likely to prevent or materially delay consummation of the Offer.

5.2                  Termination by the Shareholder

The Shareholder, when not in material default in the performance of its respective obligations under this Agreement, may, without prejudice to any of its rights hereunder and in its sole discretion, terminate this Agreement by written notice to the Offeror if:

(a)                    the Shareholder’s Shares are not acquired by the Offeror by the date on which the Support Agreement is terminated in accordance with its terms (other than with respect to the payment of any Non-Completion Fee by the Company to the Offeror);

(b)                   any of the representations and warranties of the Offeror under this Agreement shall not be true and correct in all material respects, where such inaccuracy is reasonably likely to prevent or materially delay consummation of the Offer;

(c)                    the Offeror shall not have complied in all material respects with its obligations to the Shareholder herein, where such non-compliance is reasonably likely to prevent or materially delay consummation of the Offer; or

(d)                   the Offeror has not (for any reason other than the failure of the Shareholder to tender the Shareholder’s Shares) taken up and paid for the Shareholder’s Shares tendered under the Offer by the Offer Deadline.

5.3                  Mutual Agreement to Terminate

This Agreement may be terminated by mutual agreement by written instrument executed by the Offeror and the Shareholder.

5.4                  Effect of Termination

If this Agreement is terminated in accordance with this Article 5, the provisions of this Agreement will become null and void and of no further force and effect and no party shall have liability to any other party, except in respect of a breach of this Agreement which occurred prior to such termination, and the Offeror shall no longer be required to make or pursue the Offer and, if the Offer has been made, the Shareholder shall be entitled to withdraw the Shareholder’s Shares from the Offer.

ARTICLE 6
GENERAL

6.1                  Further Assurances

Each of the Shareholder and the Offeror will, from time to time, promptly execute and deliver all such further documents and instruments and do all such acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

6.2                  Disclosure

Except as expressly contemplated herein or as required by applicable Laws or by any Government Authority, neither party shall disclose the existence or terms hereof, make any public announcement or statement with respect to this Agreement or the transactions contemplated herein without the approval of the other party, which approval shall not be unreasonably withheld or delayed. The Shareholder acknowledges that the Offeror and the Company are required by Law to disclose the nature and substance of this Agreement in the Offeror’s Offer and Take-Over Bid Circular and the Company’s Directors Circular to be disseminated in connection with the Offer and a copy may be filed by the Offeror with applicable securities authorities. The parties agree to consult with each other prior to issuing any public announcement or statement with respect to this Agreement or the transactions contemplated herein.

6.3                  Currency

Unless otherwise expressly stated, all references to dollars, “$” or currency herein shall be deemed to be references to Canadian currency.

6.4                  Headings, etc.

The division of this Agreement into Articles, Sections and Schedules, the provision of a table of contents hereto and the insertion of the recitals and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement and, unless otherwise stated, all references in this Agreement or in the Schedules hereto to Articles, Sections and Schedules refer to Articles, Sections and Schedules of and to this Agreement or of the Schedules in which such reference is made, as applicable.

6.5                  Date for any Action

In the event that any date on which any action is required to be taken hereunder by any of the parties is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

6.6                  Governing Law

This Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

6.7                  Attornment

The parties hereby irrevocably and unconditionally consent to and submit to the non-exclusive jurisdiction of the courts of the Province of British Columbia for any actions, suits or proceedings arising out of or relating to this Agreement or the matters contemplated hereby and further agree that service of any process, summons, notice or document by single registered mail to the addresses of the parties set forth in this Agreement shall be effective service of process for any action, suit or proceeding brought against either party in such court. The parties hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the matters contemplated hereby in the courts of the Province of British Columbia and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding so brought has been brought in an inconvenient forum.

6.8                  Entire Agreement

This Agreement, including the schedules hereto, constitutes the entire agreement and understanding between and among the parties hereto with respect to the subject matter hereof and supersedes any prior agreement or understanding, whether oral or written, with respect to the subject matter hereof.

6.9                  Amendments

This Agreement may not be modified, amended, altered or supplemented, except by written agreement executed by all of the parties hereto.

6.10           Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement by a party shall be in writing and shall be given by delivery, or by facsimile transmission or by delivery addressed to the party to which the notice is to be given at its address for service herein. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day, if not, then the next succeeding Business Day) and if sent by facsimile transmission be deemed to have been given and received at the time of receipt (if a Business Day, if not, then the next succeeding Business Day) unless actually received after 4:00 p.m. (Vancouver time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day.

The address for service for each of the parties hereto shall be as follows:

(a)	if to the Shareholder; at the address given on the signature page hereto;

(b)	if to the Offeror:

Aluminum Corporation of China

	Attention:	Tai Yu, Executive Vice President,
Development/Tactics

	Fax No.:	(+8610) 82298596

with a copy for information purposes but not as notice to:

McCarthy Tétrault LLP
PO Box 10424, Suite 1300
777 Dunsmuir Street
Vancouver, BC
V7Y 1K2

	Attention:	Joyce Lee

	Fax No.:	604-622-5628

6.11           Specific Performance and other Equitable Rights

It is recognized and acknowledged that a breach by any party of any material obligations contained in this Agreement will cause the other party to sustain injury for which it would not have an adequate remedy at law for money damages. Accordingly, in the event of any such breach, any aggrieved party shall be entitled to the remedy of specific performance of such obligations and interlocutory, preliminary and permanent injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

6.12           Assignment

Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties without the prior express written consent of the other party. Notwithstanding the foregoing provisions of this Section 6.12, the Offeror may assign all or any part of its rights or obligations under this Agreement to a direct or indirect wholly-owned Subsidiary of the Offeror, to a corporation which directly or indirectly wholly-owns the Offeror, or to a direct or indirect wholly-owned Subsidiary of such a corporation, provided that if such assignment takes place, the Offeror shall continue to be liable to the Company for any default in performance by the assignee.

6.13           Expenses

Each of the parties shall pay its respective legal, financial advisory and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed or prepared pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

6.14           Severability

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Laws. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective only to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

6.15           Counterpart Execution

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same agreement effective as of the date hereof.

6.16           Time of the Essence

Time is and shall remain of the essence of this Agreement and the performance hereof.

6.17           Independent Legal Advice

The Shareholder acknowledges that it has been advised to seek independent legal advice with respect to this Agreement and the Shareholder has either obtained such advice or consciously determined that it does not need such advice and that, in either case, it is entering into this agreement of its own free will, under no compulsion or duress and that it understands and is aware of the terms and conditions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

ALUMINUM CORPORATION OF
CHINA

By:	/s/ Xiao Yaqing
Name: Mr. Xiao Yaqing
Title: President

Patrick De Witt
Name of Shareholder

/s/ Patrick De Witt
Signature of Shareholder or Authorized
Signatory of Shareholder

Director of Investor Relations &
Governmental Affairs (Canada)
Title of Authorized Signatory (if applicable)

Schedule 2.1 – Terms and Conditions of the Offer

SCHEDULE 2.1
TERMS AND CONDITIONS OF OFFER

The following is a summary of the terms and conditions of the Offer. This is a summary only and is qualified by the more detailed provisions which will be set out in the Offer and Take-Over Bid Circular (the “Bid Circular”) to be prepared and mailed to all shareholders in accordance with the terms of the Support Agreement.

1.                          Subject to the terms and conditions of the Support Agreement, the Offeror will make a take-over bid by way of a formal take-over bid circular to acquire all the issued and outstanding Shares (other than those owned directly or indirectly by the Offeror), including Shares issuable upon exercise of any Options outstanding on the date hereof, at a price per Share (the “Offer Consideration”) of Cdn. $6.60 in cash (the “Offer”). The Offer shall only be subject to the conditions set forth in Exhibit 1 attached hereto. The term “Offer” includes any amendments to, or extensions of, the Offer made in accordance with the terms of the Support Agreement, including, removing or waiving any condition or extending the date by which Shares may be deposited.

2.                          The Offeror and the Company will promptly after the execution of the Support Agreement make a joint public announcement of the Offeror’s intention to make the Offer and the Company’s support for such Offer.

3.                          The Offer will be made to the Shareholders in accordance with applicable securities laws and will be open for acceptance until a time or times that is not earlier than 5:00 p.m. (Vancouver time) on the 36th day after the date the Bid Circular is mailed to the Shareholders (the time at which the Offer initially expires being referred to herein as the “Initial Expiry Time”), subject to the right of the Offeror to extend the period during which Shares may be deposited under the Offer (the time at which the Offer, as it may be extended, expires being referred to herein as the “Expiry Time”).

4.                          The Offeror will mail the Bid Circular prepared in accordance with applicable securities laws, to each registered Shareholder as soon as reasonably practicable after execution of the Support Agreement.

5.                          Provided all of the conditions to the Offer set out in Exhibit 1 hereto have been satisfied or waived, the Offeror shall within the time periods required by applicable Laws, take up and pay for all the Shares validly tendered (and not withdrawn) under the Offer as soon as reasonably possible following the time at which it becomes entitled to take up such Shares under the Offer pursuant to applicable Laws.

EXHIBIT 1
CONDITIONS OF THE OFFER

The Offeror will have the right to withdraw the Offer and not take up and pay for, or extend the period of time during which the Offer is open and postpone taking up and paying for, the Shares deposited under the Offer unless all of the following conditions are satisfied or the Offeror has waived them at or prior to the relevant Expiry Time:

(a)                    there shall have been validly deposited under the Offer and not withdrawn as at the Expiry Time of the Offer, such number of Shares which represents at least 66 2/3% of the issued and outstanding Shares calculated on a Diluted Basis, excluding any Shares directly or indirectly owned by the Offeror prior to the Expiry Time of the Offer;

(b)                   all requisite governmental or regulatory consents, approvals or decisions (including, without limitation, those of any stock exchanges or securities regulatory authorities and consents from any governmental authority within the People’s Republic of China) that in the Offeror’s judgment, acting reasonably, are necessary or desirable in connection with and required by law to complete the Offer shall have been obtained on terms satisfactory to the Offeror, acting reasonably, and all waiting periods imposed by applicable Laws shall have expired or been terminated;

(c)                    the Offeror shall have determined, acting reasonably, that: (i) no act, action, suit, demand or proceeding shall have been threatened in writing or taken before or by any Canadian or foreign Government Authority or by any elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity) in Canada, the United States or elsewhere whether or not having the force of Law; and (ii) no Law, regulation or policy shall have been proposed, enacted, promulgated or applied; in either case:

A.                     to cease trade, enjoin, prohibit or impose material limitations or conditions on the purchase by or the sale to the Offeror of any of the Shares or the right of the Offeror to own or exercise full rights of ownership of the Shares;

B.                       which, if the Offer was consummated, would reasonably be expected to lead to a Material Adverse Change or which would adversely affect the ability of the Offeror to effect a Subsequent Acquisition Transaction;

C.                       which would prevent or materially delay the completion of the acquisition by the Offeror of the Shares pursuant to a Subsequent Acquisition Transaction; or

D.                      seeking to prohibit or limit the ownership or operation by the Offeror of any material portion of the business of assets of the

Company or its Subsidiaries to compel the Offeror or its Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company or any of its Subsidiaries as a result of the Offer (or any Subsequent Acquisition Transaction);

(d)                   there shall not exist any prohibition at Law against the Offeror making the Offer or taking up and paying for any Shares deposited under the Offeror;

(e)                    the Company shall have performed all obligations and covenant in all material respects set forth in the Support Agreement and the representations and warranties by the Company in the Support Agreement are true and accurate in all material respects;

(f)                      the Support Agreement shall not have been terminated, and no event shall have occurred that, with notice of lapse of time or both, gives the Offeror the right to terminate the Support Agreement;

(g)                   the Lock-Up Agreements shall not have been terminated and shall have been complied with, and no event shall have occurred that, with notice of lapse of time or both, gives the Offeror the right to terminate the Lock-Up Agreements;

(h)                   there shall not have occurred any Material Adverse Change since the date of the Support Agreement;

(i)                       the Offeror shall not have become aware after the date the Support Agreement becomes effective of any untrue statement of a material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any Company Report filed by or on behalf of the Company with any regulatory authority in Canada or elsewhere, which the Offeror shall have determined in its reasonable judgment constitutes or results in a Material Adverse Change with respect to the Company; and

(j)                       the Board of Directors shall not have changed, modified or withdrawn any recommendation made by it that the Shareholders accept the Offer or issued a recommendation or communication that has substantially the same effect.

The foregoing conditions shall be for the exclusive benefit of the Offeror, and may be asserted by the Offeror, in its sole discretion, at any time.

The Offeror may waive any of the foregoing conditions in whole or in part at any time and from time to time, both before and after the relevant Expiry Time, without prejudice to any other rights which the Offeror may have.

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Schedule 4.1(b) – Ownership of Securities

Name of Registered Owner	Number and Class of Securities

Shareholder’s Owned Shares:
Name of Shareholder	Common Shares

Patrick De Witt	Options with respect to Shareholder’s Option Shares:
Name of Holder of Options	42,500 Common Shares